Exhibit 5

November 29, 2018

ArQule, Inc. One Wall Street Burlington, MA 01803

Re:	2018 Employee Stock Purchas Plan Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to ArQule, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of 500,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), issuable under the ArQule, Inc. 2018 Employee Stock Purchase Plan (the “Plan”).

In connection with rendering this opinion, we have examined (i) the Registration Statement, (ii) the Plan, (iii) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, (iv) certificates of the officers of the Company and of public officials, and (v) such other information that we deemed relevant and necessary as a basis for the opinions expressed below.

In stating our opinion, we have assumed: (i) all signatures are genuine, all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to authentic original documents; (ii) the parties to such documents have the legal right and power under all applicable laws, regulations and agreements to enter into, execute, deliver and perform their respective obligations thereunder; (iii) upon issuance of the Shares, the total number of shares of common stock issued and outstanding will not exceed the total number of shares of common stock that the Company is then authorized to issue and (iv) the Shares will be issued in accordance with the terms of the Plan.

Arnold & Porter Kaye Scholer LLP 601 Massachusetts Ave., NW | Washington, DC 20001-3743 | www.arnoldporter.com

ArQule, Inc.

November 29, 2018

Based on the foregoing, but subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares registered pursuant to the Registration Statement to be issued by the Company have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan for consideration in an amount at least equal to the par value of such Shares, will be validly issued, fully paid and non-assessable.

Our opinion is limited solely to the laws of the United States of America and the corporate laws of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. In rendering the opinion set forth herein, we have relied upon the documents provided by the Company as referenced above and have made no independent verification or investigation of factual matters pertaining thereto or to the Company.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein. This opinion is for your benefit in connection with the filing of the Registration Statement.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Arnold & Porter Kaye Scholer LLP

Arnold & Porter Kaye Scholer LLP